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                                                                EXHIBIT 10.4

June 1, 1997

John Anthony Whalen, Jr.
5951 Germaine Lane
La Jolla, CA 92037

Dear John,

This letter sets forth the basic terms and conditions of your employment with Challenge 2000 International LLC ("C2i"). By signing this letter, you will be agreeing to these terms. It is important that you understand clearly both what your benefits are and what is expected of you by C2i.

     1. DUTIES. Your duties generally will include, but are not limited to, those duties normally performed by a President & CEO. You may be assigned other duties as needed and your duties may change from time to time on reasonable notice, based on the needs of C2i and your skills, as determined by C2i. You will report directly to the Board of Directors, and/or Members.

     As an employee, you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services. You are required to follow company policies and procedures adopted from time to time by C2i and to take such general direction as you may be given from time to time.

     2. HOURS OF WORK. As an exempt employee, you are expected to work the number of hours required to get the job done. At a minimum, you are generally expected to be present during the normal working hours of C2i, 8AM to 5PM local time. Your primary office will be 4747 Morena Blvd., Suite 101, San Diego, CA 92117.

     3. SALARY. Please see Exhibit A.

     4. EMPLOYEE BENEFITS. As they become available, you will be eligible for the Health Care Plan and such other plans which are generally applicable to your job classification. You will be eligible for paid vacations, holidays and other employee benefits which are generally applicable to employees. These benefits are subject to change.
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     5.  PROPRIETARY RIGHTS; DUTY TO DISCLOSE. Employee hereby acknowledges and agrees to be bound by the enclosed provisions of C2i's "Non-Disclosure Agreement". Employee agrees, during and after the term for this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should Employee reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages from the Employee.

     6. DISPUTE RESOLUTION PROCEDURE. The parties agree that any dispute arising out of the employment relationship between them, including the termination of that relationship, shall be resolved in a court of law in the state of California. The burden of proof for demonstrating cause is on the Company.

     7. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with and subject to the laws of the State of California. Any dispute or action between employees and Company resulting out of this Agreement must be brought in the jurisdiction of the State of California or it is void.

     8. NO ASSIGNMENT. This Agreement may not be assigned by the employee without the written consent of C2i.

     9. INTEGRATED AGREEMENT. This Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matter herein. It constitutes the full, complete and exclusive agreement between you and C2i with respect to the subject matters herein.

    10. NOTICES. All notices or other communications provided for by this Agreement shall be made in writing and shall be deemed properly delivered with
(i) delivered personally or (ii) by the mailing of such notice by registered or certified mail, postage prepaid, to the parties at the addresses set forth on the signature page of this Agreement (or to such other address as one party designates to the other in writing).

    11. COUNTERPARTS. This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    12. SEVERABILITY. If any provision of this Agreement is declared invalid by any court or tribunal, that provision is deemed deleted from this Agreement as though such provision had never been included herein. The remaining provisions of the Agreement shall remain in effect.

    13. TERMS OF EMPLOYMENT. The term of this Agreement is for a period five years commencing on the date that you sign this Agreement, unless earlier terminated pursuant to this Section. Notwithstanding anything to the contrary herein, C2i may terminate your employment with


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cause; provided, however, that if your are terminated with cause within five years of the date that you sign this Agreement, you will receive six month's notice or six month's salary continuation, payable in accordance with C2i's standard payroll practices, in lieu of notice.

        If you resign you shall not be entitled to salary continuation.
Upon any termination, or resignation, you shall be entitled to payment for accrued vacation and for salary and bonuses accrued for service actually rendered prior to the date of such termination. For purposes of this Agreement "cause" shall mean (i) a willful failure by you to substantially perform your duties, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment, or (ii) a willful act by you which constitutes gross misconduct and which is materially injurious to C2i.


================================================================================

        I accept and agree to the terms of employment set forth in this agreement.


/s/ JOHN ANTHONY WHALEN, JR.   6/1/97
---------------------------- / ------
John Anthony Whalen, Jr.        Date



Enclosure:NDA



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                                   EXHIBIT A


1. SALARY. You will be paid a monthly base salary of $12,500.00. Generally, your salary will be reviewed annually, however, C2i reserves the right to increase your compensation. Your salary will be paid in accordance with the normal payroll practices of C2i.

2. BONUS. You also will be eligible to earn a bonus for 1997 and the years forthcoming during the term of your employment. The bonus will be set by C2i's Board of Directors, in its discretion.

3. STOCK OPTIONS. You are granted options to acquire 62,000 shares of C2i units, at $2.50 per share, vesting monthly over 36 months. The option shall be subject to the terms of the unit, or stock option agreement between you and the Company in the form of the stock option agreement.

4. EXPENSES. Business expenses incurred on behalf of the Company shall be reimbursed in a timely manner.




I hereby accept and agree to the terms set forth in Exhibit A:


/s/ JOHN ANTHONY WHALEN, JR.     6/1/97
---------------------------- / -----------
John Anthony Whalen, Jr.          Date



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